Exhibit 10.3

To:	Peter Ludlum

From:	Pulmatrix, Inc.

Date:	July 15, 2024

Subject:	Retention Bonus Opportunity

Pulmatrix, Inc. (the “Company”) is in a period of transition. You are a valued member of our team, and we need you to help the Company meet the challenges ahead. To recognize your service to the Company, and to retain your ongoing and future services relationship with the Company, we are pleased to present you with a retention bonus opportunity, subject to the terms and conditions set forth below.

We appreciate your commitment to the Company. To accept this retention bonus opportunity, please sign, date and return this letter.

TERMS AND CONDITIONS

1.	Retention Bonus.

	a.	You agree to take on a new dual role with the Company, effective July 20, 2024 (the “Effective Date”), and to continue to provide services to the Company through the completion of the Company’s annual meeting in the fourth quarter of 2024 (the “Retention Date”). As consideration for your agreement, the Company agrees to pay you two retention bonuses (each, a “Retention Bonus” and collectively, the “Retention Bonuses”) as follows (i) $30,000 payable in a lump sum within 14 days following the Effective Date (the “First Payment Date”) for taking on the new dual role; and (ii) $20,000 payable in a lump sum within 14 days following the Retention Date. Except as otherwise provided by Section 1.b. below, you must be providing services to the Company on the First Payment Date to receive the first Retention Bonus and on the Retention Date to receive the second Retention Bonus. You agree that any tax consequences or liability arising from the Company’s payments to you shall be your sole responsibility.

	b.	Notwithstanding the foregoing, if your services relationship with the Company is terminated prior to the Retention Date by the Company without Cause (as defined below) or due to your death or Disability (as defined below), then the Company shall pay any Retention Bonus not previously paid to you (or to your estate) on the Company’s next regularly scheduled payroll date following the date you (or your estate or legal representative) return a validly executed, irrevocable release of claims in the form provided by the Company at the time of your termination (the “Release”) and such Release becomes effective; provided, however, that in the event the time period for signing the Release, plus the expiration of any applicable revocation period, begins in one taxable year and ends in a second taxable year, payment of a Retention Bonus will not be made until the second taxable year.

	c.	The Company shall have no obligation to pay you a Retention Bonus not previously paid to you if (i) you terminate your services relationship with the Company prior to the Retention Date, (ii) the Company terminates your services relationship with Cause prior to the Retention Date, or (iii) your services relationship terminates prior to the Retention Date due to your death or Disability or the Company’s termination of your services relationship without Cause and you (or your estate or legal representative) refuse to sign the Release (or revoke the Release).

	d.	For purposes of this letter:

		i.	“Cause” means (1) willful misconduct with respect to your duties as a service provider of the Company; (2) indictment for a felony; (3) commission of fraud, embezzlement, theft or other act involving dishonesty, or a crime constituting moral turpitude, in any case whether or not involving the Company, that, in the opinion of the Company, renders your continued services relationship harmful to the Company; (4) your breach of any of the Company’s policies; (5) your violation of the terms of any confidentiality, non-competition, non-disclosure or similar agreement with respect to the Company to which you are a party; and/or (6) your failure and/or refusal to perform or your intentional disregard of your duties and responsibilities.

		ii.	“Disability” means permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

2.	Right to Continued Services. Please note that your eligibility for the Retention Bonuses does not in any way alter, modify, or amend your relationship with the Company, nor does it guarantee you the right to continue in the service of the Company.

3.	Other Benefits. The Retention Bonuses are special incentive payments to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, severance, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance, or other benefit plans of the Company, unless such plan or agreement expressly provides otherwise.

4.	Governing Law. All questions concerning the construction, validity, and interpretation of this letter will be governed by the laws of the State of Massachusetts, without giving effect to conflict of laws principles thereof.

5.	Entire Agreement. This letter constitutes the entire agreement between you and the Company with respect to the Retention Bonuses and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonuses, whether written or oral. This letter may be amended or modified only by a written instrument executed by you and the Company.

We ask that you acknowledge your receipt of this letter and your acceptance of its terms and conditions by signing and dating the Acknowledgement and Acceptance section below and returning it to me promptly for the Company’s records.

Very truly yours,

/s/ Michael J. Higgins
Michael J. Higgins, Chairman

[SIGNATURE PAGE BELOW]

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby acknowledge receipt of this letter setting forth the terms and conditions governing the opportunity to receive the Retention Bonuses. I have carefully read the letter and hereby agree to and accept all those terms and conditions, and agree that my entitlement to any Retention Bonus described in the letter shall be determined solely by the terms and conditions described herein.

/s/ Peter Ludlum
Signature

Printed Name: Peter Ludlum

Dated: July 15, 2024

Page 3